CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated December 22, 2021, relating to the financial statements and financial highlights of Changebridge Capital Long/Short Equity ETF and Changebridge Capital Sustainable Equity ETF, each a series of Listed Funds Trust, for the period ended October 31, 2021, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

COHEN & COMPANY, LTD.
Cleveland, Ohio
February 22, 2022